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     December 20, 1995

     By Telecopy and Federal Express
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     PERSONAL AND CONFIDENTIAL

     LogiMetrics, Inc.
     121-03 Dupont Street
     Plainview, New York  11803

              Attention:       Mr. Murray H. Feigenbaum, President

     Gentlemen:

     You have advised us that LogiMetrics, Inc., a Delaware corporation, including its subsidiaries, divisions and affiliates (collectively, "LogiMetrics" or the "Company") has expressed an interest in recapitalizing its balance sheet and restructuring its other financial arrangements, by means, inter alia, of issuance(s) of securities in amounts of up to US$3,000,000 (collectively, the "Transaction"). Phipps, Teman & Company, L.L.C. ("PTC"), in conjunction with SFM Group, Ltd.
     ("SFM") are pleased to act as co-exclusive financial advisors to LogiMetrics in connection with providing certain financial advisory services relating to the Transaction. This letter agreement (the
     "Advisory Agreement") is to confirm our understanding and agreement regarding the co-exclusive engagement by LogiMetrics of PTC and SFM with respect to the matters referred to herein.

     1. LogiMetrics hereby engages PTC and SFM on a co-exclusive basis to: (i) advise with respect to the proposed financing(s) and capital structure in order to effect the Transaction; and (ii) provide such other financial advisory services from time to time as may be mutually agreed upon by and among the parties hereto, and which may be the subject of a separate advisory agreement.

     2. PTC and SFM hereby accept the engagement described in paragraph 1 above and, in that connection, agree that they will, inter alia:

                      (a) examine publicly available documents and other information provided by the Company, and perform such other analyses as may be necessary to assist in ascertaining a range of approximate values for the Company;

                      (b) assist in the negotiations with and presentations to subordinated lenders, equity investors and other parties required to effect the Transaction; and
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                      (c)      severally use  their best  efforts to  assist the
                               Company in obtaining the financing(s) necessary to consummate the Transaction on commercially reasonable terms and conditions.

     3.               (a)      In consideration of  the services to be  provided
                               pursuant to  the  terms  of  paragraph  2  above,
                               LogiMetrics   agrees  that   the  terms   of  any
                               Transaction  that may  be effected  shall provide
                               that PTC and SFM,  collectively, shall be paid at
                               the closing date of the Transaction (the "Closing
                               Date"), an advisory fee  which shall equal: (A) a
                               cash payment  (the "Cash  Fee") in the  amount of
                               Three Hundred Thousand  and 00/100  ($300,000.00)
                               Dollars,  plus (B)  warrants, exercisable  at any
                               time from the date  of issuance over a period  of
                               seven   (7)  years,   to  purchase   one  million
                               (1,000,000) shares of the Company's Class A common stock at a price of $0.40 per share (the
                               "Warrant Fee") (the Cash Fee and the Warrant Fee being collectively referred to herein as the "Advisory Fee").

                      (b) In addition to the consideration set forth in paragraph 3(a) above, LogiMetrics agrees to reimburse PTC and SFM promptly, upon requests made by PTC and SFM from time to time, for the reasonable out-of-pocket expenses of PTC and SFM incurred in connection with the activities of PTC and SFM under this Advisory Agreement, including, without limitation, the reasonable fees and disbursements of their legal counsel in an aggregate amount of not more than US$5,000.00.

     4. PTC and SFM shall not be liable for, or have their compensation hereunder reduced by, any obligation LogiMetrics or anyone else may incur to any third party in connection with the Transaction or any transaction contemplated herein.

     5. At the Closing Date, and until December 31, 1998, PTC shall have the right to appoint three (3) directors, and SFM has the right to appoint two (2) directors to the Company's Board of Directors. It is hereby agreed that PTC shall appoint Messrs. Lawrence I. Schneider, Richard K. Laird and Norman M. Phipps (collectively, the "PTC Director Nominees") to the Company's Board of Directors. It is hereby agreed that SFM shall appoint Messrs. Alfred Mendelsohn and Mark Fisher to the Company's Board of Directors (the "SFM Director Nominees"). Subsequent to the appointment of the PTC Director Nominees and the SFM Director Nominees, the Company's Board of Directors shall be comprised of six (6) directors.


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              Further,  Messrs. Murray  H.  Feigenbaum and  Jerome  Deutsch (the
              "Principals") hereby agree that they shall, at the Closing Date, grant an irrevocable proxy coupled with an interest to each of
              PTC and SFM (collectively, the "Principals' Proxy") each in respect of fifty percent (50.0%) of all the shares of common stock of the Company owned of record by the Principals, or which are eligible to be voted by the Principals as stockholders of the Company (the "Shares"), for the following exclusive purposes: (i) voting the shares in favor of the election of three (3) persons to be designated by PTC and two (2) persons designated by SFM as members of the Company's board of directors, and (ii) voting the shares with respect to any of the following matters: (a) mergers,
              diveritures   and   acquisitions;  and   (b)   sale   of   all  or
              substantially  all  of the  Company's  assets.    Each Principal's
              Proxy shall not be revokable or revoked by the Principals, is coupled with an interest and shall be binding upon the respective heirs and personal representatives until the earlier to occur (x) December 31, 1998, or (y) in respect of each Principal, the earliest of (A) the date upon which the Company terminates that certain employment agreement with each Principal dated as of January 21, 1994 (the "Employment Agreement") other than for Cause (as that term is defined in the Employment Agreement), or
              (B) the  date  the  Employment  Agreement  expires  by  its  terms
              (unless the Company and the Principals have entered into an extension or renewal of the Employment Agreement).

     6. LogiMetrics agrees to indemnify PTC and SFM and their affiliates and their respective members, directors, officers, employees, representatives, attorneys, partners and agents (or the equivalent of any of the foregoing) (PTC, SFM and each such person being and "Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, related to or arising out of any services contemplated by this Advisory Agreement or the engagement of PTC and SFM pursuant to, and the performance by PTC and SFM of the services contemplated by, this Advisory Agreement and will reimburse any Indemnified Party for all expenses (including reasonable fees and expenses of legal counsel) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. The Company shall not be liable to an Indemnified Party under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted primarily from the willful misconduct or gross negligence of that Indemnified Party.

              In the event of the assertion against any Indemnified Party of any such claim or the commencement of any such action or

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              proceeding as  described in  the preceding paragraph,  the Company shall be entitled to participate in such action or proceeding and in the investigation of such claim and, after written consent from PTC and SFM, to assume the investigation or defense of such claim, action or proceeding with counsel of the Company's choice at the Company's expense; provided however, that such counsel shall be reasonably satisfactory to PTC and SFM.

              Notwithstanding the Company's election to assume the defense or investigation of such claim, action or proceeding, PTC and SFM shall have the right to employ separate counsel if: (i) in the written opinion of counsel to PTC and SFM, use of counsel of the Company's choice would be reasonably expected to give rise to a conflict of interest; (ii) the Company shall not have employed counsel reasonably satisfactory to PTC and SFM to represent the Indemnified Party within a reasonable time after notice of the institution of any such litigation or proceeding; or (iii) the Company shall authorize PTC and SFM in writing to employ separate counsel at the Company's expense.

              The rights, powers and authority accorded PTC, SFM and the other Indemnified Parties by the foregoing provisions shall be in addition to any rights that PTC, SFM or any Indemnified Party may have at common law or otherwise and shall survive the termination of this Advisory Agreement.

              If for any reason the above-described indemnification rights shall be unavailable to any Indemnified Party or insufficient to hold it harmless as and to the extent contemplated by the preceding paragraphs, then the Company shall contribute to the amount paid or payable by the applicable Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative benefits received by it, on the one hand, and PTC, SFM and any other applicable Indemnified Party, as the case may be, on the other hand, and also the relative fault of the Company and PTC, SFM and any other applicable Indemnified Party, as the case may be, as well as any other relevant equitable considerations.

     7. The term of the engagement with PTC and SFM hereunder shall extend from the date hereof through September 30, 1996 unless terminated by any party hereto on account of the default hereunder or of another party.

     8. Any such termination referred to in paragraph 7 hereof shall be effected on not less than thirty (30) days prior written notice to all other parties to this Advisory Agreement. Notwithstanding the foregoing, upon any termination of PTC's engagement hereunder, all the provisions hereof relating to the payment of PTC's expenses and the indemnification of PTC shall survive any such termination. PTC and SFM shall be entitled to the Advisory Fee if, within twelve (12) months after the termination of this

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              Advisory Agreement for any  reason, LogiMetrics, or any affiliated party thereof, shall consummate the Transaction or any similar transaction with any party or parties introduced to LogiMetrics by PTC or SFM.

     9. LogiMetrics, PTC and SFM agree that PTC and SFM shall be the co-exclusive financial advisors to the Company and any partner, co-venturer or associate of the Company that participates in the Transaction or any reasonably similar transaction. LogiMetrics, PTC and SFM further agree that each will give the other parties prior notice of and consult with the other party prior to taking any significant action in connection with or relating to the Transaction or any of the transactions contemplated hereby.

     10. The Company agrees that, during the term of this Advisory Agreement, (a) it will provide PTC and SFM with complete and accurate information with respect to any matter reasonably requested by PTC and SFM; (b) none of the information provided to PTC and SFM in connection with this Advisory Agreement, or presented in any written material provided by the Company and used by PTC and SFM for any purpose under this Advisory Agreement, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading; and
              (c) the Company will promptly inform PTC and SFM of any material change or development in its business, property or prospects.

     11. This Advisory Agreement shall be governed by and construed in accordance with the internal laws of the State of New York and any disputes shall be subject to the jurisdiction of the courts of the State of New York.

     12. The rights and privileges granted to each of PTC and SFM pursuant to this Advisory Agreement may be assigned by either or both PTC or SFM to any of their affiliates, respectively.


















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     Please confirm that  the foregoing correctly  sets forth  our agreement  by signing and returning to PTC and SFM the duplicate copy of this Advisory Agreement enclosed herewith.

     Yours truly,

     PHIPPS, TEMAN & COMPANY, L.L.C.   SFM GROUP, LTD.



     By: /s/ Norman M. Phipps          By: /s/ Lawrence I. Schneider
         ---------------------------       -------------------------
         Norman M. Phipps                  Lawrence I. Schneider



     ACCEPTED AND AGREED
     THIS ___ DAY OF DECEMBER, 1995

     LOGIMETRICS, INC.



     By:      /s/ Murray H. Feigenbaum
              ------------------------
     Name:    Murray H. Feigenbaum
     Title:   President

























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